Exhibit 99.1

TRIUMPH BANCORP ANNOUNCES CHIEF FINANCIAL OFFICER RETIREMENT

DALLAS – July 15, 2021 – Triumph Bancorp, Inc. (Nasdaq: TBK) today announced that after a more than 40-year career in finance, R. Bryce Fowler would retire from his position as executive vice president and chief financial officer of the Company effective Sept. 1, 2021.
“On behalf of the Board of Directors and the Triumph team, I want to thank Bryce for his tremendous leadership and dedication to building Triumph into what it is today,” said Aaron P. Graft, chief executive officer of the Company. “Bryce has been with me since the beginning of our journey into banking and I could not have asked for a better team mate. I look forward to him continuing on TBK Bank’s board of directors, even as he enjoys his well-deserved retirement.”
“Looking back on my time at Triumph, I could not be more proud of what we’ve accomplished,” said Fowler. “It has been a pleasure to be a part of driving growth and creating considerable shareholder value. I appreciate the relationships that I’ve developed, especially with our talented finance and accounting teams, management team, Board of Directors, and the investment community. I wish continued success for Triumph.”
Fowler and the Company are negotiating the terms of a consulting agreement, which will set forth the terms of the consulting services Fowler is expected to provide to the Company for an anticipated term of three years following his retirement.
As part of its formal succession plan, the Board of Directors concurrently announced that effective Sept. 1, 2021, Brad Voss, executive vice president and treasurer of the Company, will be promoted to executive vice president and chief financial officer. Voss has served as the Company’s executive vice president and treasurer since 2015. He joined Triumph in a consulting engagement in 2011 and has served in various finance roles since joining the Company full-time in 2012.
“It gives me great confidence knowing that a long-time Triumph team member with exceptional and diverse financial skills is stepping into this role,” said Graft. “Brad has a deep knowledge of our businesses and embodies our culture. It is gratifying to see him take the next step in his career.”
Before joining Triumph, Voss led the sourcing, analysis and execution of investments in distressed securities as senior vice president and portfolio manager with CSG Investments (an affiliate of Beal Bank). Before joining CSG Investments, he served as a portfolio manager for Highland Capital Management, L.P. Earlier in his career, he worked in institutional equity sales and research at Donaldson, Lufkin & Jenrette and then Bear Stearns.
Voss holds a Bachelor of Business Administration in accounting and finance from Texas Christian University and a Master of Business Administration from the University of Texas at Austin. He is a Chartered Financial Analyst (CFA) charter holder.
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12700 Park Central Dr., Suite 1700, Dallas, Texas 75251 | 214.365.6900 | triumphbancorp.com

ABOUT TRIUMPH BANCORP
Triumph Bancorp, Inc. (Nasdaq: TBK) is a financial holding company headquartered in Dallas, Texas, offering a diversified line of banking, payments, and factoring services. Our bank subsidiary, TBK Bank, SSB, is a Texas-state savings bank providing commercial and consumer banking products focused on meeting client needs in Texas, Colorado, Kansas, New Mexico, Iowa and Illinois. We also serve a national client base with carrier payment solutions through TriumphPay, factoring through Advance Business Capital LLC d/b/a Triumph Business Capital, insurance through Triumph Insurance Group, Inc., and equipment lending and asset based lending through Triumph Commercial Finance. www.triumphbancorp.com

Investor Relations:
Luke Wyse
Senior Vice President, Finance & Investor Relations
lwyse@tbkbank.com
214-365-6936

Media Contact:
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tbkbank.com
214-365-6930

Source: Triumph Bancorp, Inc.

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